Exhibit 5.1

January 30, 2020

Itamar Medical Ltd.
9 Halamish Street
Caesarea 3088900, Israel

Ladies and Gentlemen,

Re: Registration Statement on Form F-1

We refer to (i) the Registration Statement on Form F-1 (Registration Number 333-236120) (as amended to date, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), by Itamar Medical Ltd., a company organized under the laws of the State of Israel (the “Company”), relating to the offering by the Company of up to $34,500,000 of American Depositary Shares (“ADSs”), each representing 30 ordinary shares, par value NIS 0.01 per share, of the Company (“Ordinary Shares”) (the ADSs being registered under the Registration Statement are referred to herein as the “Initial Offering ADSs”) and (ii) a Registration Statement on Form F-1 to be filed, on or about the date hereof, by the Company with the Commission pursuant to Rule 462(b) under the Securities Act (the “462(b) Registration Statement”) relating to the offering by the Company of up to $5,749,921.25 of additional ADSs (the ADSs being registered under the 462(b) Registration Statement are referred to herein as the “Additional Offering ADSs” and, together with the Initial Offering ADSs, the “Offering ADSs”). The Offering ADSs will be issued under the Deposit Agreement, dated as of February 26, 2019, among the Company, the Bank of New York Mellon, as Depositary (the “Depositary”), and the owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”).

In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion, and we have assumed the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Upon the basis of such examination and subject to the assumptions and qualifications stated herein, we are of the opinion that upon payment to the Company of the consideration for the Offering ADSs as described in the Registration Statement and the 462(b) Registration Statement and the issuance and deposit with the Depositary (or its custodian) of the Ordinary Shares to be represented by the Offering ADSs, the Ordinary Shares to be represented by the Offering ADSs will be duly authorized, validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act, or the rules and regulations of the SEC issued thereunder with respect to any part of the 462(b) Registration Statement, including this opinion as an exhibit or otherwise. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the 462(b) Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb Seligman & Co.